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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                   (AMENDMENT NO.____________________________)*


                           The Sports Authority, Inc.
________________________________________________________________________________
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
________________________________________________________________________________
                         (Title of Class of Securities)

                                   849176102
________________________________________________________________________________
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more then five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 4 pages

--------------------------                                --------------------
CUSIP No.  849176102                         13G           Page 2 of 4 Pages
--------------------------                                --------------------

________________________________________________________________________________

       1 NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc. I.D. No. 74-1881407
________________________________________________________________________________

       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]

                                                                        (b) [ ]

________________________________________________________________________________

       3 SEC USE ONLY


________________________________________________________________________________

       4 CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

________________________________________________________________________________

                         5 SOLE VOTING POWER

                           --------------------
 NUMBER OF
                    ____________________________________________________________
  SHARES
                         6 SHARED VOTING POWER
BENEFICIALLY
                             3,302,741
  OWNED BY
                    ____________________________________________________________
   EACH
                         7 SOLE DISPOSITIVE POWER
 REPORTING
                           --------------------
  PERSON            ____________________________________________________________

   WITH                  8 SHARED DISPOSITIVE POWER

                             3,302,741

________________________________________________________________________________

       9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,302,741
________________________________________________________________________________

      10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


________________________________________________________________________________

      11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.5%

________________________________________________________________________________

      12 TYPE OF REPORTING PERSON*

         HC

_______________________________________________________________________________

                    * SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 pages

                                  SCHEDULE 13G

Item 1(a)        NAME OF ISSUER:
                 ---------------
                 The Sports Authority, Inc.

Item 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 ------------------------------------------------
                 3383 North State Road 7
                 Fort Lauderdale, FL  33319

Item 2(a)        NAME OF PERSON FILING:
                 ----------------------
                 A I M Management Group Inc.

Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                 -------------------------------------
                 11 Greenway Plaza, Suite 1919
                 Houston, Texas  77046

Item 2(c)        CITIZENSHIP:
                 ------------
                 State of Delaware

Item 2(d)        TITLE OF CLASS OF SECURITIES:
                 -----------------------------
                 Common Stock, par value $.01 per share

Item 2(e)        CUSIP NUMBER:
                 -------------
                 849176102

Item 3           TYPE OF REPORTING PERSON:
                 -------------------------
                 Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)

Item 4(a)        AMOUNT BENEFICIALLY OWNED AS OF SEPTEMBER 30, 1996:
                 ---------------------------------------------------
                 3,302,741 shares of common stock

Item 4(b)        PERCENT OF CLASS:
                 -----------------
                 10.5%

Item 4(c)        DEEMED VOTING POWER AND DISPOSITION POWER:
                 ------------------------------------------
                 (i)   sole power to vote or to direct the vote:                     N/A
                 (ii)  shared power to vote or to direct the vote:                   3,302,741
                 (iii) sole power to dispose or to direct the disposition of:        N/A
                 (iv)  shared power to dispose or to direct the disposition of:      3,302,741

Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                 ---------------------------------------------
                 N/A

Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                 ----------------------------------------------------------------
                 N/A





                               Page 3 of 4 pages

Item 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                 ----------------------------------------------------------------------------------------------------
                 THE PARENT HOLDING COMPANY:
                 ---------------------------
                 A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section
                 203 of the Investment Advisers Act

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                 ----------------------------------------------------------
                 N/A

Item 9           NOTICE OF DISSOLUTION OF A GROUP:
                 ---------------------------------
                 N/A

Item 10          CERTIFICATION:
                 --------------
                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 SIGNATURE:
                 ----------
                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            Date:  October 10, 1996               A I M Management Group Inc.



                                                  /s/ CAROL F. RELIHAN
                                                  Carol F. Relihan
                                                  Vice President, Secretary and
                                                  General Counsel





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